                                                                      EXHIBIT 14


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Prospectus and Proxy Registration Statement on Form N-14 of our report dated February 16, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to the Shareholders of The Enterprise Group of Funds, Inc., which is also incorporated by reference into the Prospectus and Proxy Registration Statement. We also consent to the references to us under the headings Synopsis, Federal Tax Consequences of Proposed Reorganizations, Tax Considerations, APPENDIX A -- Agreement and plan of Reorganization, APPENDIX B -- Agreement and plan of Reorganization and APPENDIX C -- Agreement and plan of Reorganization in such Prospectus and Proxy Registration Statement.


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 21, 2001